Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

IMAGE SENSING SYSTEMS, INC. ANNOUNCES NASDAQ NOTICE

Saint Paul, Minn., January 9, 2009-- Image Sensing Systems, Inc. (NASDAQ: ISNS), today announced that it received a letter from NASDAQ on January 6, 2009 confirming that due to the January 2, 2009 death of Richard C. Magnuson, one of its independent directors and a member of its Audit Committee, the company no longer complies with NASDAQ’s audit committee composition requirements as set forth in NASDAQ Marketplace Rule 4350.  NASDAQ requires that the company’s Audit Committee be comprised of at least three “independent directors” (as defined in NASDAQ Marketplace Rule 4200), and the company has two independent directors on its Audit Committee.  The letter stated that, consistent with NASDAQ Marketplace Rule 4350(d)(4), Image Sensing Systems has a cure period in order to regain compliance.  The cure period will run through the earlier of the company’s next annual meeting of shareholders or January 2, 2010. However, if the company’s next annual meeting of shareholders is held before July 1, 2009, then the company must evidence compliance no later than July 1, 2009.  During the cure period, the company’s non-compliance with Marketplace Rule 4350 will have no effect on the trading of its common stock on The NASDAQ Capital Market. Before Mr. Magnuson’s death, Image Sensing Systems had been in compliance with NASDAQ’s audit committee composition requirements as set forth in Marketplace Rule 4350.

          The company must submit to NASDAQ documentation, including biographies of any new directors, evidencing compliance with these rules no later than these grace period dates. Image Sensing Systems does not anticipate difficulty in regaining compliance within the grace period, and its Board of Directors has begun the process of identifying a replacement independent director to join its Board and Audit Committee.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 90,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.